Exhibit 99


                     General Environmental Management, Inc.
        Completes the Acquisition of K2M Mobile Treatment Services, Inc.

POMONA, CA - March 10, 2006 - General Environmental Management, Inc. ("GEM") (OTC BB: GEVM.OB), a leading environmental and waste remediation company, today announced that it had completed the acquisition of K2M, a California-based provider of mobile wastewater treatment and vapor recovery services.

The Letter of Intent (LOI) for acquiring K2M was first announced on February 14, 2006. GEM paid $1.5 million in cash for all K2M shares.

"We have made a significant step in executing on our growth strategy with the closing of the K2M acquisition," stated Tim Koziol, chairman and CEO of GEM. "This acquisition broadens our customer base providing us with an increasingly solid base in the Western U.S. as well as adding the Gulf Coast to our geographic reach. We have delivered on our strategy to add niche business segments to GEM and expect this to be the first step in applying our new and existing technologies and services to additional markets across the nation."

"We look forward to joining GEM's successful and reputable team," stated Paul Anderson, vice-president of operations of K2M. "Our proven products and services, which enable the on-site treatment of wastewater and vapor control services via our highly-mobile treatment units, are great complements to GEM's business model. GEM clearly has the operating capacity to fully utilize and expand this solid business and deliver it into multiple new markets."

About General Environmental Management, Inc.

General Environmental Management, Inc. (www.go-gem.com) is a full service hazardous waste management and environmental services firm providing integrated environmental solutions managed through its proprietary web-based enterprise software, GEMWare, including the following service offering: management and transportation of waste; design and management of on-site waste treatment systems; management of large remediation projects; response to environmental incidents and spills; and environmental, health and safety compliance. Headquartered in Pomona, California, GEM operates five field service locations and one Treatment, Storage, Disposal facility (TSDF), servicing all markets in the Western U.S.

Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of GEM. No forward-looking statement can be guaranteed. GEM undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect GEM's business.

Company Contact:
General Environmental Management (GEM)
Tim Koziol, 909-444-9500
IR@go-gem.com

Investor Contact:
Lippert / Heilshorn & Associates, Inc.
Moriah Shilton / Kirsten Chapman, 415-433-3777 moriah@lhai-sf.com


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